SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE ("Agreement") is made and entered into as of this 21st day of February 2011 (the “Effective Date”), by and between China Architectural Engineering, Inc., a Delaware corporation (the “Company”), and Wing Lun (Alan) Leung ("Mr. Leung").

WHEREAS, Mr. Leung has been employed by the Company as Chief Executive Officer pursuant to an agreement between Mr. Leung and the Company dated September 12, 2010 (referred to herein as the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, on 21 February 2011, Mr. Leung gave the Company notice of his resignation as Chief Executive Officer, member of the Board of Directors, and all other positions that he may hold with the Company and its subsidiaries, effective immediately;

WHEREAS, the parties mutually desire to enter into this Agreement to effectuate the termination of Mr. Leung’s employment with the Company and to set forth the benefits to be provided to Mr. Leung in exchange for Mr. Leung’s covenants as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.           Termination of Employment.  The Company and Mr. Leung agree that Mr. Leung’s employment with the Company terminated by virtue of his voluntary resignation effective as of 21 February 2011 (the “Termination Date”).

2.           Termination of Duties and Responsibilities.  As of the Termination Date, Mr. Leung is relieved of all duties and responsibilities of employment with the Company and shall have no authority to enter into any contracts on behalf of the Company, make any commitments on behalf of the Company or to contact or otherwise do business with any customers, vendors or employees of the Company.  Mr. Leung shall not visit any non-public facility of the Company as of the Termination Date except as expressly requested of his by the Chairman of the Board Of Directors of the Company.

3.           No Payments Due.

(a)           Provided that Mr. Leung has complied with all terms and conditions of this Agreement, Company shall permit Mr. Leung to terminate the Employment Agreement without Cause, as defined in the Employment Agreement, and the Company shall waive any notice provisions required under the Employment Agreement.  Mr. Leung agrees that such waiver by the Company constitutes due and valid consideration for his execution of this Agreement.  Mr. Leung expressly agrees and acknowledges that the Company is under no pre-existing obligation to provide Mr. Leung with such waiver as described in this Section 3(a).

(b)           Mr. Leung and Company agree that they shall not issue any communication or make any statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the other or the Released Parties (as defined below).  Mr. Leung further agrees not to make any disparaging or negative remarks regarding the Company or its products or employees.

Initial __________       __________

(c)           Mr. Leung specifically acknowledges that he is not due any business related expenses or otherwise, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, Mr. Leung has agreed to provide normal transitional assistance to the Company, however, for anything beyond normal transitional assistance, the Company and Mr. Leung may agree by execution of separate agreement for Mr. Leung to provide certain additional transitional services to the Company, where such agreement shall govern the terms of such services.

5.           Release And Waiver of Claims.

(a)           “Released Parties” means Company and its parents, subsidiaries, affiliates, divisions, partners, or predecessors, current and former stockholders, directors, officers, employees, and agents of Company and these companies, and any and all employee pension or welfare benefit plans of Company and these companies, including current and former trustees and administrators of these plans, and all those who succeed to their rights, interests, or responsibilities.

(b)           Mr. Leung does hereby waive, release, acquit and forever discharge each and all of the Released Parties, respectively, from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist against the Released Parties, respectively, as of the date of this Agreement, including but not limited to, any claims arising out of or relating to his employment with the Company, the Employment Agreement, any and all rights, rights to compensation (including but not limited to cash, non-cash, residual and bonus compensation), statutory claims, all claims for injunctive relief, compensatory damages, consequential damages, incidental damages, punitive damages interest, costs, expenses, attorneys’ fees and/or any other type of damages or monetary relief cognizable in law or equity, and any and all claims arising under any federal, state, city and/or other governmental statute, law, regulation or ordinance relating to corporate governance responsibilities or securities; provided, however, that nothing in this Agreement shall waive, compromise or otherwise negate the rights, privileges and claims directly provided under this Agreement.  It is further understood and agreed by Mr. Leung that as a condition of this Agreement, Mr. Leung hereby expressly waives and relinquishes any and all claims, rights or benefits that it may have but of which it does not know or suspect to exist in its favor at the time of executing this Agreement which if known by it must have materially affected its settlement.  In connection with such waiver and relinquishment, Mr. Leung hereby acknowledges that his attorneys may hereafter discover claims or facts in addition to, or different from, those which it now knows or believes to exist, but that it expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from the Employment Agreement and his employment with the Company. Mr. Leung further acknowledges, understands and agrees that this representation and commitment is essential to the Release Parties and that this Agreement would not have been entered into were it not for this representation and commitment.

Initial __________       __________

(c)           Mr. Leung specifically releases all claims and rights arising from or relating to Mr. Leung’s employment or other relationship with the Released Parties, including but not limited to any claims or rights Mr. Leung may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal or any similar state Worker Adjustment and Retraining Notification Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Delaware State Human Rights Law, the Delaware City Human Rights Act, the Delaware State Equal Pay Law, the Delaware State Labor Law, the Delaware Whistleblower Law, the Delaware State Wage Payment Law, the Delaware State Wage and Hour Law, the Delaware State Minimum Wage Act, any federal, state or local laws or regulations against discrimination or protecting whistleblowers, or any other federal, state, or local law, common law, regulation or constitution relating to employment, wages, hours, or any other terms and conditions of employment, whether any of the foregoing based on laws of domestic or international jurisdictions.

(d)           Nothing in this Agreement prohibits Mr. Leung from filing a complaint with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar state or local administrative agency; provided, however, that Mr. Leung waives the right to any monetary relief by virtue of filing any such charge or complaint by or on behalf of Mr. Leung.  In addition, this Agreement does not release any statutory claims that cannot be released by Mr. Leung as a matter of law.

(e)           The Company, on behalf of itself and the Released Parties, hereby releases the Mr. Leung from all claims and rights that the Company or the Released Parties have against Mr. Leung including, but not limited to, those claims of which the Company and the Released Parties are not aware, those claims not mentioned in this Agreement, and all claims for attorney’s fees, costs, and interest. The Company, on behalf of itself and the Released Parties, releases Mr. Leung from all claims and rights resulting from anything that has happened up to the Termination Date.  This release of claims by the Company and the Released Parties do not apply to claims arising after the Termination Date.

4.           Confidentiality and Return of Property.  Mr. Leung recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its parents, subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, information regarding product development, production methods and processes, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, and not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by Mr. Leung or any other person.  Mr. Leung further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.  Mr. Leung further agrees that not later than the Termination Date, unless waived or delayed in writing by the President of the Company, he will return to the Company all of its property and documents (and any copies thereof) including, without limitation, all Confidential Information, all computer software and disks, all reports, memoranda, notes, records, projections, lists, Company or client financial information, keys, credit cards, and equipment.  Mr. Leung further agrees that he will abide by the terms and conditions of Section 8 of the Employment Agreement, which shall survive this Agreement and continue in full force and effect according to its stated terms following the Termination Date.

Initial __________       __________

5.           Binding Effect.  This Agreement is binding upon anyone who succeeds to the rights, interests or responsibilities of the parties.  This Agreement may be assigned by the Company.  Mr. Leung makes the releases contained in this Agreement for the benefit of the Released Parties and all who succeed to their rights, interests, or responsibilities.  This Agreement shall inure to the benefit of and be enforceable by Mr. Leung and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  Mr. Leung may not assign his obligations under this Agreement.

6.           Enforceability.  If a court rules that any provision of this Agreement is not enforceable in the manner set forth in this Agreement, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly.  If a court rules that any provision of this Agreement is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Agreement, which shall continue in full force and effect.

7.           Entire Agreement.  Except as expressly provided for in this Agreement, this Agreement supersedes any and all prior oral and/or written agreements between the Company and Mr. Leung, including any existing oral or written agreements with respect to Mr. Leung’s employment with the Company, except that the provisions of Section 9 and Section 10 of the Employment Agreement shall survive this Agreement.  No representations regarding the Released Parties' relationship with Mr. Leung, or any obligations to Mr. Leung, have been made, or survive, except as set forth in this Agreement.

8.           Amendment.  This Agreement cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

9.           Legal Counsel.  Mr. Leung has had ample time to consult with an attorney before signing this Agreement and acknowledges that he has been advised to consult with an attorney before signing this Agreement.

10.           Confidentiality.  Mr. Leung agrees that the existence of and the terms and conditions of this Agreement shall forever remain confidential as between the parties and he shall not disclose them to any other person, provided however that he may disclose the terms of this Agreement to his attorney, accountant, financial advisor and spouse.  Without limiting the generality of the foregoing, Mr. Leung specifically agrees that he shall not disclose information regarding this Agreement to any current, former or future employee of the Company.

Initial __________       __________

11.           Notices.  All notices under this Agreement must be in writing and must be sent via certified mail to the appropriate addresses set forth below:

If to Company:

Mr. Jun Tang
Research Building, No.801 Wuzhong Road,
Changzhou Science and Education Industrial Park
Wujin District,
Changzhou, Jiangsu, 213164
People’s Republic of China

If to Mr. Leung:

12.           Full Understanding.  Mr. Leung has read this Agreement carefully, fully understands the meaning of its terms, and is signing this Agreement knowingly and voluntarily.

13.           Compromise.  The Parties agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as an admission of liability, wrongdoing or responsibility on the part of the Company.  Indeed, the Company expressly denies any such liability, wrongdoing or responsibility.

14.           Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.  Any action relating to this Agreement shall be instituted in the State of Delaware and the parties agree to submit to the jurisdiction of the state and federal courts of Delaware for this purpose.

15.           Company Covenant Regarding Indemnification. The Company agrees that it shall not, with respect to Mr. Leung, reduce or withhold the indemnification provided to his as of the Termination Date as an officer or employee of the Company, or as a former officer or employee of the Company.

[SIGNATURE PAGE TO FOLLOW]

Initial __________       __________

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release on the date indicated above.

WING LUN (ALAN) LEUNG

Date:

CHINA ARCHITECTURAL ENGINEERING, INC.

By:
Name:
Title:
Date:

Exhibit A

Copy of
Employment Agreement
Dated September 12, 2010